Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on S-4 (File No. 333-277649) of our audit report dated August 13, 2024, with respect to the consolidated balance sheets of Formation Minerals, Inc. (f/k/a Sensasure Technologies, Inc.) as of April 30, 2024 and 2023, and the related consolidated statements of loss, comprehensive loss, stockholders’ deficiency, and cash flows for each of the years in the two-year period ended April 30, 2024. Our report relating to those financial statements includes an emphasis of matter paragraph regarding substantial doubt as to the Company’s ability to continue as a going concern.

Fruci & Associates II, PLLC – PCAOB ID #05525

Spokane, Washington

August 13, 2024